MetLife, Inc. 200 Park Ave New York, NY 10166
Robin Wagner Associate General Counsel Law Department T: 212-578-9071

March 27, 2023

Board of Directors

Metropolitan Life Insurance Company

200 Park Avenue

New York, NY 10166

Re:	Opinion of Counsel

Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 Metropolitan Life Insurance Company

File No. 333-268428

Registered Fixed Account Option

Ladies and Gentlemen:

I am an Associate General Counsel to the MetLife Group and provide legal counsel to Metropolitan Life Insurance Company (the “Company”). This opinion is furnished in connection with the proposed offering of a registered fixed investment option (the “RFAO”) under Pre-Effective Amendment No. 1 to Registration Statement File No. 333-268428 on Form S-3 filed on November 17, 2022 (the “Registration Statement”). The RFAO is available through a rider to certain variable annuity contracts (the “Contracts”). Both the RFAO and the Contracts are issued by the Company. This Registration Statement describes the RFAO and is filed by the Company under the Securities Act of 1933, as amended.

I have made such examination of law and examined such records of the Company and other documents as in my judgment are necessary or appropriate to render the opinion expressed below. I am of the following opinions:

1.    The Company is duly organized and existing under the laws of the State of New York and has been duly authorized to do business and to issue annuity contracts by the New York Department of Financial Services.

2.    The RFAO covered by the above Registration Statement, and all post-effective amendments relating thereto, when delivered and when the first purchase payment made by an owner is in accordance with the prospectus (the “Prospectus”) included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of the Company in accordance with its terms. Purchasers of the RFAO will not be subject to any deductions and charges by the Company other than those described in the Contracts and as referred to the Prospectus.

I hereby consent to the use of this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Robin Wagner

Associate General Counsel